Exhibit 16.1

September 2, 2019

United States Securities and Exchange Commission

Office of the Chief Accountant

100 First Street, N.E.

Washington, D.C. 20549

Re: SemiLEDs Corporation

Ladies and Gentleman:

We have read the statements under item 4.01 in the Form 8-K dated September 2, 2019, of SemiLEDs Corporation (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm.  We have no basis to, and therefore, do not agree or disagree with other statements made by the Company in the Form 8-K.

Sincerely,

/s/ B F Borgers CPA PC

BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO